SONY CORP SD

Exhibit 1.01

Sony Corporation Conflict Minerals Report

for the Reporting Period from January 1 to December 31, 2019

In this document, Sony Corporation and its consolidated subsidiaries are together referred to as “Sony,” “we,” or “our.”

FORWARD-LOOKING STATEMENT DISCLAIMER

This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including (but not limited to) statements about expected future supplier due diligence and engagement efforts and development of company systems supporting those efforts. Many of the forward-looking statements contained in this document may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. These forward-looking statements are based on our expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties are difficult to predict accurately and may be beyond our control, and may include (but are not limited to) the following: regulatory changes and judicial developments relating to the Conflict Minerals Rule (as defined below); changes in or developments related to our products or our supply chain; and industry developments relating to supply chain diligence, disclosure and other practices. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in our reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise.

I.	Introduction

This Conflict Minerals Report has been prepared in connection with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”) for the reporting period from January 1 to December 31, 2019. The Conflict Minerals Rule provides for certain investigation and reporting requirements if a company’s manufactured products (including products contracted to be manufactured for the company) contain one or more of the following minerals necessary to the functionality or production of the products: cassiterite, columbite-tantalite (coltan) and wolframite; their derivatives tantalum, tin and tungsten; and gold (these minerals are collectively referred to in this Report as “3TG”). The Conflict Minerals Rule refers to these minerals as “conflict minerals” regardless of their geographic origin and whether or not they fund armed conflict. Capitalized terms which are not expressly defined in this Report have the meaning set forth in the Conflict Minerals Rule.

Sony is committed to responsible sourcing of raw materials globally in support of human rights, labor, health and safety, environment and ethics. This commitment includes our efforts to responsibly source 3TG in the supply chain for our electronics products (as defined below). Our Conflict Minerals Policy and our participation in upstream and downstream multi-stakeholder initiatives intended to further responsible 3TG sourcing are discussed later in this report.

This Report documents our efforts relating to responsible sourcing of 3TG and is publicly available on our website at: https://www.sony.net/SonyInfo/IR/library/ConflictMineralsReport2019.pdf

A discussion of our overall efforts relating to responsible sourcing of 3TG is also publicly available on our website at: http://www.sony.net/SonyInfo/csr_report/sourcing/materials/.

Information contained on our website is not incorporated by reference into this Report or the Form SD of which it is a part.

II.	Company and Product Overview

Sony is engaged in the development, design, production, manufacture, offer and sale of various kinds of electronic equipment, instruments and devices for consumer, professional and industrial markets such as network services, game hardware and software, televisions, audio and video recorders and players, still and video cameras, mobile phones, and semiconductors. Sony’s primary manufacturing facilities are located in Asia including Japan. Sony also utilizes third-party contract manufacturers for certain products. Sony’s products and services are marketed throughout the world by sales subsidiaries and unaffiliated distributors as well as direct sales and offers via the internet. Sony is engaged in the development, production, manufacture, and distribution of recorded music and the management and licensing of the words and music of songs as well as production and distribution of animation titles, including game applications based on the animation titles. Sony is also engaged in the production, acquisition and distribution of motion pictures and television programming and the operation of television and digital networks. Further, Sony is also engaged in various financial services businesses, including life and non-life insurance operations through its Japanese insurance subsidiaries and banking operations through a Japanese internet-based banking subsidiary.

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III.	Supply Chain Overview

Smelters and refiners (“SORs”) are the consolidating points for raw ore and are in the best position in the supply chain to determine the origin of the ores because the origin of ores cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or derivatives. Accordingly, to help drive responsible sourcing by SORs and further enhance traceability and transparency of the sources of 3TG, Sony is actively involved in both upstream-focused and downstream-focused multi-stakeholder initiatives, as described in this Report.

Like other companies our size, our supply chain is extensive and complex, consisting of a large number of suppliers that provide an even larger number of products and components. Our supply chain also includes a large number of countries. Sony does not purchase raw ore or unrefined minerals or conduct business directly with SORs. Sony is “downstream” from SORs, typically with many layers of suppliers positioned between ourselves and 3TG SORs and mines. We source our products and components from suppliers, which, in turn, source Materials (as defined below) from sub-tier suppliers. Due to the complexity of our supply chain, we relied on the information concerning the source of 3TG in our electronics products (as defined below) provided by our in-scope direct suppliers, who in turn gathered the information from their upstream suppliers.

IV.	Product Scoping; In-Scope Products

In connection with our compliance with the Conflict Minerals Rule and to help achieve our responsible sourcing goals, we designated the Sony management personnel who are in charge of their respective business unit or subsidiary (“Responsible Management”) as the individuals who are primarily responsible for the accuracy and completeness of the 3TG minerals survey results for such business unit or subsidiary. In order to determine the scope of the reasonable country of origin inquiry (“RCOI”) for our products each year, each member of Responsible Management specifies whether 3TG are necessary to the functionality or production of any products manufactured or contracted to be manufactured in the business unit or subsidiary for which he/she is responsible (the “Scoping Process”).

Based on the result of the Scoping Process, we determined that 3TG are necessary to the functionality or production of the following categories of products that we manufactured or contracted to manufacture: (i) certain electronic equipment, instruments, and devices for consumer, professional and industrial markets, and (ii) game hardware products (collectively, our “electronics products”). All four 3TG are contained in our in-scope electronics products, although each individual in-scope electronics product does not necessarily contain each 3TG.

V.	Reasonable Country of Origin Inquiry Approach/Efforts

Our RCOI was conducted in conformity with Steps 1 and 2 of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition), including its Supplements (the “OECD Guidance”). Steps 1 and 2 of the OECD Guidance are discussed later in this Report in connection with our due diligence process.

Sony maintains a procurement database where all components, parts or materials (collectively, “Materials”) used in our electronics products are registered prior to the time of initial purchase. This database is updated as new Materials and/or suppliers are added to our supply chain. As the first step of our RCOI, Sony personnel reviewed the Sony procurement database to identify any relevant suppliers of Materials and determined which electronics products fall within the scope of our RCOI inquiry and our Due Diligence Measures described below. Since any subsequent changes in supply chain information of registered Materials require new registration in the database, Sony relied on the results of our previous minerals surveys for the Materials whose suppliers were reviewed and that did not have any changes in supply chain information from the date of such minerals survey. As a result, Sony’s minerals survey for 2019 (the “2019 Minerals Survey”) focused on suppliers of Materials that were registered in our procurement database after the period covered by the minerals survey for 2018 since we surveyed all existing suppliers in 2018. Our RCOI and due diligence information, as well as results as described in this Report, cover such suppliers and Materials.

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In connection with our RCOI, we sent the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (the “RMI”) to all in-scope direct suppliers to determine the status of the 3TG in Materials supplied to Sony that were contained in products that we manufactured or contracted to have manufactured during 2019. We asked each of these in-scope direct suppliers to complete the CMRT at the product level, rather than the company level.

We reviewed all CMRTs for completeness and accuracy using specified quality control flags that we developed internally. Among other things, we reviewed whether the disclosed entities were listed as SORs by the RMI and whether the in-scope direct suppliers reported on each of the types of 3TG in the Materials purchased from their suppliers. We worked with our in-scope direct suppliers that submitted incomplete responses to secure updated responses, as necessary.

We also reviewed whether the entities disclosed on the CMRTs that were listed as SORs by the RMI were listed as “conformant” by the RMI. For the identified SORs listed as conformant, we reviewed the country of origin information made available by the RMI to its members to determine whether any of the 3TG in the applicable Materials originated in the Covered Countries.

Based on the results of our RCOI, we conducted due diligence for this year. Our due diligence process is discussed below.

VI.	Sony’s Due Diligence Process for the Conflict Minerals Supply Chain

Our due diligence process is intended to conform in all material respects to the applicable portions of the OECD Guidance. Sony’s application of each of the five steps of the OECD Guidance is discussed below. Our responsible 3TG sourcing program includes other activities and initiatives in addition to those discussed in this Report.

(i)	OECD Guidance Step 1: Establish Strong Management System

We have a conflict minerals policy. The Sony Group Policy for Responsible Supply Chain of Minerals (the “Policy”) is summarized below. The Policy is designed to help achieve responsible sourcing of minerals, including 3TG, that are sourced from conflict-affected and high-risk areas and areas that otherwise are considered high-risk for Sony from a corporate social responsibility viewpoint. We also have internal rules and procedures implementing the Policy.

Summary of the Policy:

It is Sony’s policy to refrain from knowingly purchasing any products, components or materials that contain minerals that are sourced from conflict-affected and high-risk areas and areas that otherwise are considered high-risk for Sony from a corporate social responsibility viewpoint, and that contribute to conflicts or serious human rights abuses in the chain of custody.

To ensure compliance with this policy, Sony requires our suppliers to source high-risk minerals from smelters determined to be compliant with the Responsible Minerals Assurance Process (the “RMAP”) protocols established by the RMI, or other smelters that have been determined not to be contributing to conflicts or serious human rights abuses under other trusted traceability projects. Sony exercises due diligence on the source and chain of custody of high-risk minerals in our supply chain to determine supplier compliance with our policy. We follow the OECD Guidance or other internationally recognized frameworks when conducting such due diligence for 3TG.

The Policy is publicly available on the Sony Corporation website at:

http://www.sony.net/SonyInfo/csr_report/sourcing/materials/

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In addition, the Policy is distributed to relevant suppliers at the time of on-boarding and periodically thereafter.

We also have incorporated the requirements of our Policy into the Sony Supply Chain Code of Conduct, which is applicable to all our electronics product suppliers and has been incorporated into separate written contracts with many of them. The Sony Supply Chain Code of Conduct is publicly available on the Sony Corporation website at http://www.sony.net/SonyInfo/csr_report/sourcing/supplychain/index.html.

Sony’s Senior Executive in charge of Procurement has overall responsibility for implementation of the Policy and our responsible supply chain processes. The Corporate Executive in charge of Procurement, who reports to the Senior Executive in charge of Procurement, also has responsibility for overseeing compliance with the Policy and our efforts toward conflict-free 3TG sourcing. We also have a cross-functional task force to support Sony’s responsible sourcing activities (the “Task Force”). Under the Policy and our internal rules and procedures implementing the Policy, the Task Force is responsible for assessing the progress of our compliance program and identifying steps to meet our compliance obligations. It is also responsible for training other internal stakeholders on their roles and responsibilities related to implementing and supporting Sony’s responsible sourcing program.

To further support our compliance efforts, we utilize the services of outside specialists, such as an accounting firm consultant and/or outside counsel, on an as-needed basis.

In order to ensure the Policy is implemented appropriately, we have established a system of transparency, information collection and control over the supply chain, including the RCOI and due diligence procedures described below. As part of this system, we utilize the CMRT to collect information on the 3TG in our in-scope products and the in-scope direct suppliers’ related compliance program status. We ask in-scope direct suppliers to respond to the CMRT at the product level, rather than at the company level, in order to obtain information specific to the supply chains of our products. Sony requests all in-scope direct suppliers to comply with the Policy requirements on responsible sourcing, to fully cooperate with our due diligence efforts described in this Report, and to establish and implement their own policy and management structure to help achieve responsible sourcing of 3TG in accordance with the terms of the Policy. Later in this Report, we discuss our strategy for responding to identified risks.

We provide training and/or other relevant materials to help suppliers understand the Policy and to assist them with meeting our 3TG due diligence and related compliance efforts annually prior to our minerals survey. We also provide training to relevant employees on our policies and procedures relating to the sourcing of 3TG annually.

As a grievance mechanism, we maintain a hotline to allow any interested party to voice concerns regarding the circumstances of mineral extraction, trade, handling and/or exports from conflict-affected and other high-risk areas. We also participated in industry efforts to develop specific grievance mechanisms for conflict minerals-related issues, including those of the Public-Private Alliance for Responsible Minerals Trade (“PPA”) and the RMI. We also recognize the RMI’s online grievance mechanism as a valid source of SOR- or mine-level grievances.

(ii)	OECD Guidance Step 2: Identify and Assess Risks in the Supply Chain

We surveyed all in-scope direct suppliers to determine the status of any 3TG in Materials supplied to Sony and that were contained in products that we manufactured or contracted to have manufactured during 2019. We utilized the CMRT survey tool to collect this information and asked the suppliers to respond to the CMRT at their product level, rather than at the company level. We followed up with in-scope direct suppliers that did not respond to our request on a timely basis.

We reviewed these CMRTs to determine whether any of the 3TG in our in-scope electronic products may have originated in the Covered Countries or were from recycled or scrap sources and otherwise to identify the 3TG SORs in our supply chain. We reviewed all CMRTs for completeness and accuracy, including whether entities identified as SORs are actually SORs and whether the relevant Materials contained the particular minerals reported by the supplier. We worked with suppliers to secure updated responses, as necessary.

We compared the SORs identified in CMRTs by in-scope direct suppliers against the lists of SOR facilities that have been validated as a RMAP conformant smelter for tantalum, tin, tungsten and gold and/or have been validated by London Bullion Market Association and/or the Responsible Jewellery Council for gold, as published by the RMI, and against the more detailed country of origin data made available by the RMI to its members. We also screened the named SORs utilizing a third-party screening tool to help assure that none of the named SORs were included on the United States Office of Foreign Assets Control sanctions lists.

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In addition, if an in-scope direct supplier specified in its CMRT that it sourced from SOR(s) that are not listed as conformant and that are unwilling to undergo an RMAP assessment, we asked the supplier to take the following actions, in order to mitigate possible risks to our supply chain:

-	Reconfirm whether the Materials such supplier actually supplied to Sony are sourced from SORs not listed as conformant;
-	Encourage SORs not listed as conformant in their supply chains to undergo the RMAP assessment process, and;
-	Remove SORs not listed as conformant that are unwilling to undergo an RMAP assessment from our supply chain.

During the 2019 Minerals Survey, 88 in-scope direct suppliers specified that they sourced from SORs that were not listed as conformant and that were unwilling to undergo an RMAP assessment in their CMRT. We asked such suppliers to take the above actions. As a result of our requests, 38 in-scope direct suppliers declared that they actually did not source from SORs that were not listed as conformant. 22 in-scope direct suppliers answered that they will take the requested actions helping to improve our responsible sourcing initiatives. We are still in communication with the rest of specified suppliers and will continue necessary follow-ups.

(iii)	OECD Guidance Step 3: Design and Implement a Strategy to Respond to Identified Risks

We provide progress reports to our Senior Executives in charge of Procurement and CSR summarizing information gathered from our in-scope direct suppliers during our RCOI and due diligence processes, as well as results of our risk assessment and status of our risk mitigation efforts. Based on their feedback, the Task Force reviews and improves our due diligence measures and risk mitigation plans every year.

As part of our risk management plan, each member of Responsible Management, by him/herself or through investigators appointed by and under the oversight of Responsible Management, reviewed all CMRTs received from their in-scope direct suppliers to identify the source of each supplier’s declared 3TG and any conflict sourcing-related risk identified for each such supplier. In addition to the above review, a member of the Task Force randomly checked the CMRTs. The CMRTs were reviewed for specified quality control issues and red flags.

Risks identified for the 2019 Minerals Survey include:

•	Failure of in-scope direct suppliers to respond to the CMRT request despite multiple requests and follow up attempts made by Sony;
•	Failure of in-scope direct suppliers to identify all SORs in their supply chain despite multiple requests to identify all SORs in their supply chain for Material used for Sony;
•	A supplier’s failure to adopt a conflict-free sourcing policy that is consistent with the Policy, including failure to respond to our request for revision of such supplier’s policy;
•	Failure of in-scope direct suppliers to promote the use of 3TG sourced from RMAP conformant SORs; and
•	Failure of in-scope direct suppliers to encourage SORs to participate in the RMAP and become conformant to the extent not already conformant.

To help mitigate these risks for the 2019 Minerals Survey, we sent a letter to each in-scope direct supplier to which at least one of the foregoing identified risks applied for our minerals survey for 2018, asking the supplier to remediate the risk for 2019 Minerals Survey. As a result of such request, the response rate for 2019 Minerals Survey has improved from our minerals survey for 2018. In light of this improvement, we believe that this approach is effective, and we intend to follow a similar process based on the result of the 2019 Minerals Survey.

Our remediation plan is determined by the particular identified risk. Some of our remediation activities for the 2019 reporting year include contacting and directly visiting the in-scope direct supplier to request a response or verify the accuracy of the supplier’s CMRT, identification of alternative SORs from which to source 3TG, increasing use of 3TG sourced from conformant SORs, and requiring the supplier to adopt a 3TG sourcing policy consistent with the Policy and/or encourage SORs to become conformant.

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In addition, as a member of the RMI Smelter Engagement Team, we also directly contacted all SORs not listed as conformant or currently undergoing an RMAP assessment, requesting they undergo that process.

Through our participation in the RMI, we are also on an ongoing basis monitoring developments in responsible 3TG sourcing and making adjustments to our compliance procedures as appropriate.

If an in-scope direct supplier does not cooperate with a remediation request and/or we do not see an acceptable improvement by such supplier despite numerous requests and reminders, we may, among other things, take further actions to achieve conflict-free sourcing over time, including, without limitation, cancelling the supplier’s contract or implementing a phased-in termination of the business relationship by stopping new orders with an approval by the Senior Executive in charge of Procurement.

(iv)	OECD Guidance Step 4: Independent Third-party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain.

Sony is a member of the RMI and in connection with our due diligence, we utilized information made available by the RMI concerning independent third party assessments of SORs to assess SOR due diligence, to determine whether the SOR is conformant and to determine the source of the 3TG processed by the SOR.

In order to encourage all SORs in our supply chain to undergo an RMAP assessment, we also made a donation in 2019 to “The Initial Audit Fund” managed by the RMI, which encourages SORs to participate in the RMAP by paying for the costs of their initial audit.

In addition to the RMI’s initiatives, Sony participates in other industry-driven multi-stakeholder programs and alliances that seek to implement and/or enhance chain of custody transparency and supply chain traceability, identify upstream actors in the supply chain and identify, prevent or mitigate the adverse impact associated with 3TG mineral extraction in conflict-affected and other high-risk areas:

•	Sony has been a financial sponsor and active participant in the PPA, an initiative spearheaded by the United States Department of State and the United States Agency for International Development since 2012. Sony also continues to support other RMI activities such as visiting the Democratic Republic of the Congo and Rwanda as part of a PPA delegation in 2019 and discussing with local key stakeholders the importance of a credible due diligence systems.

•	Sony is a longstanding member of the Responsible Business Alliance (the “RBA”), an organization devoted to improving social and environmental conditions in electronic manufacturing supply chains. The RBA has established a Code of Conduct that codifies standard expectations of electronics supply chains regarding 3TG. The Sony Supply Chain Code of Conduct is based on the RBA Code of Conduct.

•	Sony is a member of the Japan Electronics and Information Technology Industries Association (“JEITA”) and JEITA’s Responsible Minerals Trade Working Group, and in connection therewith discusses with relevant stakeholders industry agendas and helps develops tools to facilitate investigations using CMRT.

(v)	OECD Guidance Step 5: Report on Supply Chain Due Diligence

Sony discloses our supply chain due diligence and its management. Sony’s Policy and other responsible sourcing information, including the Sony Supply Chain Code of Conduct, are available on our external website.

http://www.sony.net/SonyInfo/csr_report/sourcing/materials/

As required by the Conflict Minerals Rule, we file this Report, and the Form SD of which it is a part, annually with the SEC. This Report is also publicly available on our website, at https://www.sony.net/SonyInfo/IR/library/ConflictMineralsReport2019.pdf

VII.	Results of Due Diligence Measures

As a result of the RCOI and due diligence processes described earlier in this Report, we identified some of the locations of origin of the 3TG in Materials used in products that we manufactured or contracted to have manufactured in 2019. These locations of origin are set forth on the attached Annex I. Sony determined it had insufficient information to conclude either (i) that there was no reason to believe that any of its necessary 3TG originated in the Covered Countries, or (ii) that all of its necessary 3TG came from recycled or scrap sources. Therefore, Sony conducted due diligence as described in Section VI above pursuant to the Conflict Minerals Rule.

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For the 2019 Minerals Survey, the response rate of CMRT from our in-scope direct suppliers was around 90% and the SORs identified by them through Sony’s RCOI and due diligence fell into the categories detailed below. We compared the SORs listed below against the list of compliant and active SORs published by the RMI on its website, as of February 28, 2020 (the “Smelter Reference List”):

(i)	Our in-scope direct suppliers identified a total of 326 SORs as potential sources of 3TG in Materials supplied to Sony that were reported to be in our supply chain at some point during 2019. The locations of the SORs that our in-scope direct suppliers identified and reported are listed in Annex II.

a.	Of those 326 SORs, 270 SORs were RMAP conformant or actively undergoing an RMAP assessment. Further information, by mineral, concerning the identified SORs and their assessment status are as follows:

	Total Number of SORs	RMAP Conformant or “active” SORs*	Not listed as RMAP conformant or “active” SORs
Gold	153	107	46
Tantalum	40	40	0
Tin	87	78	9
Tungsten	46	45	1
Grand Total	326	270	56

*Including SORs which temporarily ceased operation in 2019.

Total Numbers of SORs:
56
270
RMAP Conformant or Active
RMAP Non-conformant
Numbers of SORs by minerals:
Tantalum
0
40
Tungsten
1
45
Tin
9
78
Gold
46
107
RMAP Conformant or Active
RMAP Non-conformant

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b.	Our suppliers identified 88 SORs in our supply chain that according to information made available by the RMI to its members, sourced gold, tantalum and/or tin from the Covered Countries. Each of those SORs is an RMAP conformant SOR according to the RMI.

c.	The remaining 56 SORs identified by our suppliers were neither RMAP conformant nor active in the assessment process. Of these, we were unable to determine the location of 29 SORs, and/or the locations or mine of origin of the 3TG sourced from these SORs. According to information received from our in-scope direct suppliers, none of these SORs was located in or sourced from a Covered Country. For these SORs, we took the risk mitigation steps discussed earlier in this Report.

(ii)	Based on the product-level information provided by our in-scope direct suppliers and our own due diligence efforts, including comparing that information against the above Smelter Reference List, we believe that the SORs that may have been used to process the 3TG minerals in our in-scope products in 2019 include the SORs listed in Annex II.

(iii)	Some in-scope direct suppliers did not identify the SORs that were the source of 3TG in the Materials they supplied to Sony (or indicate whether the 3TG came from scrap or recycled sources). Such suppliers include (a) those that did not respond or returned incomplete or inconsistent responses to the CMRT and (b) those that responded that they did not have information about the SORs in their supply chain. For these suppliers, we will take the risk mitigation steps discussed earlier in this Report.

Sony’s due diligence did not reveal that any 3TG used in our electronics products was sourced from a Covered Country, except for those sourced through RMAP conformant SORs. However, Sony nevertheless concluded in good faith for 2019 that it lacks sufficient information to determine the location or mine of origin of a portion of the 3TG in our electronics products.

VIII.	Additional Efforts to Mitigate Risks in our Supply Chain and Improve Due Diligence

With respect to in-scope direct suppliers that did not respond to our CMRT request, Responsible Management will take appropriate actions over the next year to promote responsible 3TG sourcing. These actions may include, among others, visiting the suppliers directly to stress the importance of responding to our information requests and complying with our Policy, reminding the suppliers to source materials from RMAP conformant SORs and reviewing the business relationship with the supplier, which may result in cancelling the supplier’s contract or implementing a phased-in termination of the business relationship by stopping new orders.

In addition to 3TG, we also have separate due diligence measures for cobalt which is designated as a high-risk mineral for Sony under the Sony Group Policy for Responsible Supply Chain of Minerals.

A discussion of our overall efforts relating to the responsible sourcing of high-risk minerals, is also publicly available on our website at: http://www.sony.net/SonyInfo/csr_report/sourcing/

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Annex I

Possible locations of origin of 3TG origin, based on the SORs identified by in-scope direct suppliers focused in the 2019 Minerals Survey are as follows:

Argentina, Australia, Austria, Benin, Bolivia, Brazil, Burundi, Chile, China, Colombia, Democratic Republic of Congo, Ecuador, Eritrea, Ethiopia, France, Guinea, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mauritania, Mongolia, Mozambique, Myanmar, Nicaragua, Niger, Nigeria, Peru, Portugal, Russian Federation, Rwanda, Sierra Leone, Somaliland, South Africa, Spain, Swaziland, Taiwan, Tanzania, Thailand, Togo, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Venezuela, Vietnam

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Annex II

The SORs identified by in-scope direct suppliers that may have been used to process the 3TG minerals in our electronics products include the following (status is as of February 29, 2020):

・Listed as an RMAP conformant SOR by the RMI

Subject Mineral	Company	Locations
Gold	8853 S.p.A.	ITALY
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY

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Subject Mineral	Company	Locations
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Safimet S.p.A	ITALY

11

Subject Mineral	Company	Locations
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Smelter not listed	JAPAN
Gold	Smelter not listed	JAPAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA

12

Subject Mineral	Company	Locations
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA

13

Subject Mineral	Company	Locations
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	MSC	MALAYSIA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA

14

Subject Mineral	Company	Locations
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Smelter not listed	VIET NAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

・Listed as “active” in the RMAP assessment process

Subject Mineral	Company	Locations
Gold	SAFINA A.S.	CZECHIA
Tantalum	CP Metals Inc.	UNITED STATES OF AMERICA
Tin	Precious Minerals and Smelting Limited	INDIA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION

15

・Not listed as an RMAP conformant or “active” SOR

Subject Mineral	Company	Locations
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	African Gold Refinery	UGANDA
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Caridad	MEXICO
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Sai Refinery	INDIA
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Sovereign Metals	INDIA

16

Subject Mineral	Company	Locations
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Pongpipat Company Limited	MYANMAR
Tin	Super Ligas	BRAZIL
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA

17